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                                                            EXHIBIT NO. 99.10(d)


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

         We consent to the references made to our firm under the captions "Financial Highlights" in the Prospectuses and "Independent Auditors and Financial Statements" in the Statements of Additional Information and to the incorporation by reference in this Post-Effective Amendment No. 41 to Registration Statement No. 33-1657 on Form N-1A of our reports dated July 5, 2002 on the financial statements and financial highlights of MFS Emerging Markets Equity Fund, MFS International Value Fund (formerly MFS International Investors Trust), and MFS International Growth Fund, each a series of MFS Series Trust X, included in the Funds' 2002 Annual Reports to Shareholders.

ERNST & YOUNG LLP
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Ernst & Young LLP

Boston, Massachusetts
September 23, 2002